EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (File Nos. 333‑86214, 333–205370, and 333-282292) and Form S–8 (File Nos. 333-189420, 333-222329, 333‑222330, and 333-255991) of Horizon Bancorp, Inc. (“the Company”) of our reports dated March 14, 2025, on our audits of the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10‑K. We also consent to the incorporation by reference of our report dated March 14, 2025, on our audit of the internal control over financial reporting of Horizon Bancorp, Inc. as of December 31, 2024, which report is included in this annual report.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
March 14, 2025